GROUP CAPITAL
Possibilities Realized

September 21, 2015

Mr. Sabir Saleem
Chief Executive Officer
Free Flow, Inc
2301 Woodland Crossing Dr., Suite 155
Herndon, VA 20171

Re: Letter of Intent

Dear Sabir,

Thank you for taking the time to discuss Group Capital acting as lead underwriter for a Free Flow, Inc capital raise offering of up to two million dollars. We are interested in helping you develop your business opportunities and Group Capital would like to express a non-binding intent to act as the lead underwriter for a Free Flow, Inc securities offering. This letter is an expression of intent only and is not to be construed as a legally binding commitment or obligation on the part of Group Capital.

In consideration of Group Capital's commitment to devote substantial resources to a due diligence review and selling the shares of Free Flow, Inc we intend to charge an underwriting fee of up to ten percent of the total amount of capital raised.

This Letter of Intent is not a commitment to invest and is conditioned on the completion of due diligence, legal review and documentation that is satisfactory to Group Capital. Standard conditions include, among other things, acceptable completion of financial and legal due diligence, qualification of the shares under applicable SEC and Blue Sky laws, the filing of a Certificate of Incorporation establishing the rights and preferences of the Series A & B Preferred, and an opinion of counsel to Group Capital. No legally binding obligations will be created until definitive agreements are executed and delivered by all parties.

Please respond to verify that the terms of this letter are acceptable. We look forward to working with you and your team!

Sincerely,

Douglas Fink
CEO
Group Capital LLC

211 North State St
Clarks Summit, PA 18411
www.groupcapital.com
Phone: 570-702-8790
Toll Free: 855-385-8790 | Fax: 570-843-4720